EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.’s 333-135625, 333-135624, 333-114634, 333-84270, 333-72410 and 333-63844) of Incentra Solutions, Inc. (“Incentra”) of our report dated November 8, 2007, which expresses an unqualified opinion on the consolidated financial statements of Helio Solutions, Inc. and subsidiary (“Helio”) and includes an emphasis paragraph relating to Helio’s restated financial statements, and an emphasis paragraph relating to Helio’s acquisition by Incentra, and which appears on page F-1 of this Form 8-K/A.

/s/ GHP Horwath, P.C.

Denver, Colorado
November 8, 2007